PROSPECTUS SUPPLEMENT                                       Rule 415(a)(1)(viii)
(TO PROSPECTUS DATED MARCH 14, 1995)                   Registration No. 33-85736

                                 258,822 SHARES

                                      VIVRA
                                  INCORPORATED

                                  COMMON STOCK
                                    _________

     VIVRA Incorporated, a Delaware corporation (the "Company") has issued and sold 258,822 shares (the "Shares") of common stock, $.01 par value per share, accompanied by Preferred Stock Purchase Rights (the "Common Stock"), in connection with the acquisition of OrthoNet, Inc., a Florida corporation (the "Acquired Company"). The Company, the Company's wholly-owned subsidiary, Vivra Orthopedics, Inc., a Delaware corporation ("VOR") and the sole shareholder of the acquired company, Dr. Zagorski, have entered into a stock exchange agreement whereby VOR will acquire all the stock of the Acquired Company (the "Acquisition") in exchange for the Shares of the Company.

     The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "V". The last reported sale price of the Common Stock on the NYSE on March 13, 1996 was $27 per share.

                                    _________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is March 15, 1996.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus Supplement from the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 1996:

     (1) Stock Exchange Agreement among Vivra Orthopedics, Inc., Vivra Incorporated; and Joseph Zagorski, M.D. (the "Exchange Agreement").

     Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement, the Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus Supplement or such Prospectus or Registration Statement.

                        CERTAIN TERMS OF THE  ACQUISITION

     The terms and conditions of the Acquisition are set forth in the Exchange Agreement. The following summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

ACQUISITION CONSIDERATION

     Under the terms of the Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Acquired Company, the Company delivered to Dr. Zagorski $7,250,000 (the "Purchase Price"), paid by the delivery of the 258,822 Shares on the Closing Date. The Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) the average closing price of the Common Stock on the NYSE for ten trading days preceding five trading days prior to the Closing.

     Under the Exchange Agreement, no shares may be sold until the date on which the Company reports combined financial statements of the Acquired Company and the Company which includes at least 30 days operating results of the Acquired Company.

CLOSING

     The Closing of the transactions contemplated by the Exchange Agreement was effective as of February 28, 1996.

STOCK EXCHANGE LISTING

     Pursuant to a condition to each party's obligation to consummate the Acquisition, the Shares issued in connection with the Acquisition have been listed on the NYSE.

REPRESENTATIONS AND WARRANTIES

     The Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Acquired Company; (ii) delivery of and accuracy and completeness of certain financial statements of the Acquired Company; (iii) absence of material changes in the Acquired Company since December 31, 1994; (iv) extent of and title to assets of the Acquired Company;
(v) that the Acquired Company conducts no other business; (vi) that execution and delivery of the Exchange Agreement will not violate the charter documents of the Acquired Company or the Company, or cause the Company or the Acquired Company to breach any agreement or judgment, or accelerate any indebtedness;
(vii) the Acquired Company's compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (viii) no undisclosed threatened or pending litigation of the Company or the Acquired Company; (ix) no improper payments made by the Acquired Company; (x) no pending or threatened proceedings in eminent domain affecting assets or facilities of the Acquired Company; (xi) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Acquired Company; (xii) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Acquired Company; (xiii) absence of undisclosed liabilities of the Acquired Company; (xiv) material contracts, commitments, instruments and leases to which the Acquired Company is a party and no breach thereof; (xv) no employment of services of any brokers by the Acquired Company or the Company in connection with the Acquisition; (xvi) delivery of securities documents and filings of the Company to Dr. Zagorski; (xvii) no untrue representation or warranty of the Company or the Acquired Company; and (xviii) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xix) no transactions by the Acquired Company with affiliates thereof; and (xx) certain representations regarding physicians employed by the Acquired Company.

CERTAIN COVENANTS

     Pursuant to the Exchange Agreement, Dr. Zagorski has agreed that for a period of three years, Dr. Zagorski will not, jointly or individually, directly or indirectly (i) compete with the Company, VOR or the Acquired Company; (ii) solicit any of the Company s, VOR's or their affiliates patients or employees for or on behalf of any competing business; and (iii) to the extent that any confidential information becomes available to Dr. Zagorski in the course of the transactions contemplated by the Exchange Agreement, use or divulge such information without the prior written consent of the Company.

CLOSING AGREEMENTS

     Under each of the Agreements, Dr. Zagorski and VOR executed, acknowledged and delivered at the Closing the following:

          (i)  An employment agreement between Dr. Zagorski and VOR.

     In addition, the Exchange Agreement states that the Company, VOR and Dr. Zagorski shall execute and deliver an escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the Shares, for retention and distribution by the Escrow Holder in an escrow account in accordance with such escrow agreement.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .    1
CERTAIN TERMS OF THE ACQUISITION  . . . . . . . . . . . . . . . . . . . . .    2


                                   PROSPECTUS

AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .    2
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
INVESTMENT CONSIDERATIONS   . . . . . . . . . . . . . . . . . . . . . . . .    5
USE OF PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
PRICE RANGE OF COMMON STOCK   . . . . . . . . . . . . . . . . . . . . . . .    8
DIVIDEND POLICY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . .   10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS   . . . . . . . . . . . .   30
LEGAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30


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                                 258,822 SHARES

                               VIVRA INCORPORATED

                                  COMMON STOCK

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                   March 15, 1996

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